UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 12, 2015

Reed’s Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32501	35-2177773
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1300 South Spring Street, Los Angeles, California 90061

(Address of principal executive offices and zip code)

Not applicable

(Former name or former address if changed since last report)

Registrant’s telephone number, including area code: (310) 217-9400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into Material Definitive Agreement

The disclosure set forth in Item 2.03 is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Effective November 9, 2015 Reed’s Inc. (the “Company”) entered into a modification of the maturity dates for both Term Loan (Term Loan A) dated December 4, 2014 and Term Loan B dated September 1, 2015 with PMC Financial Services Group, LLC (PMC). Both term loans have a principal amount of $1,500,000 for a total of $3,000,000.

Term Loan A had a lump sum maturity on December 3, 2016 and Term Loan B had a series of equal principal amounts beginning November 30, 2015 and continuing for four consecutive months. Under the new terms, the modified maturity date for both loans will be April 1, 2017. The interest rate will remain the same as those terms in the Term Loan B which set forth Term Loan B’s rate and modified Term Loan A rate. That agreement was dated September 1, 2015 and was announced at that time.

In consideration for the maturity lengthening, the Company provided PMC 125,000 warrants of the Company’s Common Stock with an exercise price to be set at the lowest closing price on the NYSE between November 9, 2015 and December 31, 2015 but no higher than $5.05.

Reed’s believes that the lengthened maturity dates will provide the opportunity for the Company to accumulate cash to be used for future investments including the LA Plant and to lower borrowing costs.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

REEDS, INC.,
a Delaware corporation

Dated: November 12, 2015	By:	/s/ Daniel Miles
Daniel Miles,
Chief Financial Officer